Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Expands Channel Partnerships in Latin America

Red Colombia, TopManage, GPStrategy Latin America, and Redsi
Join DataMirror’s DataWorld Partner Program

IBM PARTNERWORLD, LAS VEGAS, NV– (March 1st, 2004)– DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, today announced that a growing number of Latin American resellers, consultants, and system integrators have partnered with DataMirror to market, support, and sell DataMirror LiveBusiness™ software solutions in their respective countries. The newest Latin American Business Partners are GPStrategy Latin America, Red Colombia, Redes y Sistemas Integrados (Redsis), and TopManage Chile. These organizations completed comprehensive training and received certification to support the implementation of DataMirror’s Transformation Server™, iCluster™, iReflect™, LiveAudit™, and other software solutions.

“DataMirror’s comprehensive software solutions solve real business challenges that many companies in Latin America face today,” says Gustavo La Verne, Latin America Operations Director, GPStrategy Latin America. “Armed with extensiveconsulting expertise and DataMirror’s scalable technology, we can deliver proven solutions that meet our clients’ needs for cost-effective high availability, data synchronization, and data security, improving business insight and creating substantial competitive advantage.”

“These partnerships have resulted from significant customer demand for real-time data integration and protection solutions in Latin America,” says Rean Pretorius, Senior Vice President, Global Channel & Alliances, DataMirror. “We’re building on strong relationships and positive traction with regional partners in North America and Europe to further develop our channel program in Latin America, strengthening our presence in this important market and leveraging a global need for comprehensive data management solutions.”

For details on DataMirror’s Partner Program, visit http://www.datamirror.com/dataworld/resellers. To learn how to become a DataMirror Business Partner, contact Rean Pretorius by phone at
949-476-3638, or by e-mail at rpretorius@datamirror.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including ATH Costa Rica, Compañía Industrial de Parras, FedEx Ground, Lloyds Bank Argentina, Sony México, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, iCluster, iReflect, LiveAudit, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.